Exhibit (c) 1

GPU News Release
December 24, 1998


                  GPU, INC. ACQUIRES ARGENTINE HOLDING COMPANY
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                      Transaction Heralded as part of GPU's
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                         Infrastructure Growth Strategy
                         ------------------------------

Morristown,  NJ -- GPU, Inc.  officials  announced  the purchase of Emdersa,  an
Argentine holding company that owns three electric distribution companies--Edesa, Edelar and Edesal--for $435 million. The three companies serve approximately 335,000 customers throughout a service territory of approximately 322,000 square kilometers in northwest Argentina. Emdersa's principal operation is electric distribution, and assuming timely regulatory approvals, GPU expects to close the transaction in late January or early February.

"Expanding our infrastructure business in a growth area of Argentina is a logical move for us," said Fred D. Hafer, chairman, president and chief executive officer of GPU, Inc. "In 1997 we set on a course to become the pre-eminent owner and manager of infrastructure assets. Today's announcement is in line with our strategy."

Edesa, the largest of the three operating companies, is located in the province of Salta. Edelar is located in La Rioja, and Edesal is in the province of San Luis. The provinces have a population of approximately 1.5 million people representing four percent of Argentina's gross domestic product. Chase Securities, Inc., is GPU's financial advisor for this transaction.

"Collectively these three distribution companies are experiencing an electric demand growth rate of six percent, and all clearly fit our acquisition criteria," said Bruce L. Levy, chief financial officer of GPU, Inc. "The companies are very well managed and operate in a regulatory environment that is similar to that of our other holdings."

GPU's most recent acquisition occurred in late 1997. The company purchased PowerNet which owns the electrical transmission system in the Australian State of Victoria. It serves 4.5 million people with more than 4,000 miles of transmission lines.

GPU, Inc., headquartered in Morristown, NJ, is a registered utility holding company. GPU International develops, owns and operates transmission and distribution facilities overseas and generating plants both here and abroad. GPU's three domestic operating utility subsidiaries--Jersey Central Power and Light Company, Metropolitan Edison Company and Pennsylvania Electric Company--are doing business under the trade name of GPU Energy, and serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's other subsidiaries include:
GPU Generation, Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., and GPU Service, Inc.